Exhibit 4.2

MAGMA DESIGN AUTOMATION, INC.

AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of July, 2001, by and among MAGMA DESIGN AUTOMATION, INC., a Delaware corporation (the “Company”), and the persons identified as “Holders” or “Investors” on the signature pages hereto. This Agreement amends and restates the Amended and Restated Investor Rights Agreement dated as of August 15, 2000 (the “Prior Agreement”) in its entirety. The undersigned persons collectively hold at least fifty-one percent (51%) of the outstanding shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series F-1 Preferred Stock and Series F-2 Preferred Stock of the Company.

RECITALS:

A.  Certain of the Holders hold shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series F-1 Preferred Stock and Series F-2 Preferred Stock by means of the Series A Preferred Stock Purchase Agreement dated as of May 12, 1997 (the “Series A Agreement”), the Restated Series B Preferred Stock Purchase Agreement dated as of April 29, 1998 (the “Series B Agreement”), the Series C Preferred Stock Purchase Agreement dated as of March 1, 1999 and amended as of April 27, 1999 (the “Series C Agreement”), the Series D Preferred Stock Purchase Agreement dated as of December 6, 1999 (the “Series D Agreement”), the amended Series D Preferred Stock Purchase Agreement dated as of August 15, 2000 (the “Amended Series D Agreement”) and that certain Second Amended and Restated Agreement and Plan of Reorganization dated as of July 7, 2000 by and among the Company, Magma Acquisition Corp. and Moscape, Inc., a Delaware corporation (the “Merger Agreement”), respectively, and were granted registration rights, information rights, rights of first refusal and other rights pursuant to the Prior Agreement.

B.  Certain Holders are parties to the Note and Warrant Purchase Agreement dated as of July             , 2001, between the Company and the investors named therein (the “Note Purchase Agreement”). The execution and delivery of the Note Purchase Agreement is conditioned upon the execution and delivery of this Agreement by such Holders and the Company.

C.  The holders of the Company’s Series F-1 Preferred Stock and Series F-2 Preferred Stock (collectively the “Series F Preferred Stock”) shall have no rights conferred under Section 1 of this Agreement, and nothing in this Agreement is intended to confer or imply such a right.

D.  The Holders who are parties to the Prior Agreement desire to amend and restate the Prior Agreement and to assume the rights and obligations created pursuant hereto in lieu of the rights granted to them under the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, each Holder who is a party to the Prior Agreement and each additional undersigned person hereby agrees that the Prior Agreement shall be amended and restated and superseded in its entirety as follows:

SECTION 1

Restrictions on Transferability of Securities; Registration Rights

1.1  Certain Definitions.    As used in this Agreement, the following terms shall have the meanings set forth below:

(a)  “Closing” shall mean the date of the initial sale of notes by the Company under the Note Purchase Agreement.

(b)  “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(c)  “Common Stock” shall mean the Common Stock, $0.0005 par value, of the Company.

(d)  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(e)  “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 1.12 hereof; provided that the holders of Series F Preferred Stock shall have no rights under Section 1 of this Agreement in their capacity as holders of the Series F Preferred Stock (or the Common Stock issuable upon conversion of the Series F Preferred Stock).

(f)  “Investors” shall mean holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series F Preferred Stock and persons who hold notes or warrants purchased pursuant to the Note Purchase Agreement.

(g)  “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than forty percent (40%) of the outstanding Series C Preferred Stock, Series D Preferred Stock and Common Stock issued upon conversion of notes or exercise of warrants purchased pursuant to the Note Purchase Agreement.

(h)  “Other Stockholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their securities in certain registrations hereunder.

(i)  “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares, (ii) shares of Common Stock issued pursuant to the conversion of the notes and exercise of the warrants purchased under the Note Purchase Agreement and (iii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) or (ii) above; provided, however, that Registrable Securities shall not include any shares of Common Stock which have previously been registered or which have been sold to the public; and provided, further that Registrable Securities shall not include (a) any shares of Series F Preferred Stock, (b) any shares of Common Stock issued or issuable pursuant to the conversion of Series F Preferred Stock or (c) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (a) or (b) above.

(j)  The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(k)  “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses (excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

(l)  “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(m)  “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(n)  “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(o)  “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

(p)  “Series A Preferred Stock” shall mean shares of the Company’s Common Stock issued upon conversion of the Company’s Series A Preferred Stock.

(q)  “Shares” shall mean the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and shares of Common Stock or Series C Preferred Stock issued pursuant to the conversion of the notes and exercise of the warrants purchased under the Note Purchase Agreement.

1.2  Restrictions on Transfer.

(a)  Each Holder agrees not to make any disposition of all or any portion of the Registrable Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 1.2, provided and to the extent such Section is then applicable, and:

(i)  There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)  (A) Such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (B) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(iii)  Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners or retired partners in accordance with partnership interests, (B) a corporation to its stockholders in accordance with their interest in the corporation, (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (D) to the Holder’s family member or trust for the benefit of an individual Holder, provided the transferee will be subject to the terms of this Section 1.2 to the same extent as if such transferee were an original Holder hereunder.

(b)  Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

(c)  The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel at such Holder’s expense (which counsel may be counsel to the Company) reasonably acceptable to the

Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

(d)  Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

1.3  Requested Registration.

(a)  Request for Registration.    If the Company shall receive from Initiating Holders at any time or times not earlier than the earlier of (i) December 6, 2002 or (ii) six (6) months after the effective date of the first registration statement filed by the Company covering a firmly underwritten offering of any of its Common Stock to the general public (an “Initial Registration”), a written request that the Company effect any registration with respect to all or a part of the Registrable Securities having an aggregate offering price, net of underwriting discounts, commissions and expenses, exceeding either (A) seven million five hundred thousand dollars ($7,500,000) if such registration is not the Company’s Initial Registration or (B) ten million dollars ($10,000,000) if such registration is the Company’s Initial Registration, the Company will:

(i)  promptly give written notice of the proposed registration to all other Holders; and

(ii)  as soon as practicable, use its best efforts to effect such registration (including, without limitation, filing post–effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and take such action as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 1.3:

(A)  In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(B)  After the Company has initiated two (2) such registrations pursuant to this Section 1.3(a) (counting for these purposes only registrations which have been declared or ordered effective and pursuant to which securities have been sold and registrations which have been withdrawn by the Holders as to which the Holders have not elected to bear the Registration Expenses pursuant to Section

1.5 hereof and would, absent such election, have been required to bear such expenses);

(C)  During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(D)  If the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S–3 pursuant to a request made under Section 1.6 hereof;

(E)  If the Initiating Holders do not request that such offering be firmly underwritten by underwriters selected by the Initiating Holders (subject to the consent of the Company, which consent will not be unreasonably withheld); or

(F)  If the Company and the Initiating Holders are unable to obtain the commitment of the underwriter described in clause (E) above to firmly underwrite the offer.

(b)  Subject to the foregoing clauses (A) through (F), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders; provided, however, that if (i) in the good faith judgment of the Board of Directors of the Company, such registration would be seriously detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for the period during which such disclosure would be seriously detrimental, provided that (except as provided in clause (C) above) the Company may not defer the filing for a period in excess of ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than twice in any twelve (12) month period.

The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Sections 1.3(b) and 1.14 hereof, include other securities of the Company, with respect to which registration rights have been granted, and may include securities of the Company being sold for the account of the Company.

(c)  Underwriting.    The right of any Holder to registration pursuant to Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder with respect to such participation and inclusion) to the extent provided herein. A Holder may elect to include in such underwriting all or a part of the Registrable Securities he holds.

(d)  Procedures.    If the Company shall request inclusion in any registration pursuant to Section 1.3 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 1.3, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Section 1 (including Section 1.13). The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders, which underwriters are reasonably acceptable to the Company. Notwithstanding any other provision of this Section 1.3, if the representative of the underwriters advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of shares to be included in the underwriting or registration shall be allocated as set forth in Section 1.14 hereof. If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 1.3(d), then the Company shall offer to all Holders who have retained rights to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion in accordance with Section 1.14.

1.4  Company Registration.

(a)  If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights (other than pursuant to Section 1.3 or 1.6 hereof), other than a registration relating solely to employee benefit plans, or a registration relating solely to a Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i)  promptly give to each Holder written notice thereof; and

(ii)  use its best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 1.4(b) hereof, and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any Holder and received by the Company within twenty (20) days after the written notice from the Company described in clause (i) above is mailed or delivered by the Company. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b)  Underwriting.    If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.4(a)(i) hereof. In such event, the right of any Holder to registration pursuant to this Section 1.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 1.4, if the representative of the underwriters advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the representative may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. If the registration is the first Company-initiated registered offering of the Company’s securities to the general public, the Company may limit, to the extent so advised by the underwriters, the amount of securities (including Registrable Securities) to be included in the registration by the Company’s stockholders (including the Holders), or may exclude, to the extent so advised by the underwriters, such underwritten securities entirely from such registration. If such registration is the second or any subsequent Company-initiated registered offering of the Company’s securities to the general public, the Company may limit, to the extent so advised by the underwriters, the amount of securities to be included in the registration by the Company’s stockholders (including the Holders); provided, however, that the aggregate value of securities (including Registrable Securities) to be included in such registration by the Holders may not be so reduced to less than thirty percent (30%) of the total value of all securities included in such registration. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated first to the Company for securities being sold for its own account and thereafter as set forth in Section 1.14 hereof. If any person does not agree to the terms of any such underwriting, he shall be excluded therefrom by written notice from the Company or the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors, the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion in accordance with Section 1.14 hereof.

1.5  Expenses of Registration.    All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 1.3, 1.4 and 1.6 hereof (including the expenses of one (1) special counsel to the participating Holders) shall be borne by the Company. All Selling Expenses relating to securities so registered shall be borne by the holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf. The Company shall not, however, be required to pay for expenses of any regis-

tration proceeding begun pursuant to Section 1.3 or 1.6, the request of which has been subsequently withdrawn by the Initiating Holders unless (i) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (ii) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 1.3 or Section 1.6, as applicable, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (i) above, then the Holders shall not forfeit their rights pursuant to Section 1.3 or Section 1.6 to a demand registration.

1.6  Registration on Form S-3.

(a)  After its initial public offering, the Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 1, the Holders of Registrable Securities shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), provided, however, that the Company shall not be obligated to effect any such registration if (i) the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S–3 at an aggregate price to the public of less than $1,000,000, or (ii) in the event that the Company shall furnish the certification described in paragraph 1.3(b)(ii) (but subject to the limitations set forth therein) or (iii) in a given twelve (12) month period, after the Company has effected two (2) such registrations in any such period, or (iv) it is to be effected more than four (4) years after the Company’s initial public offering.

(b)  If a request complying with the requirements of Section 1.4(a) hereof is delivered to the Company, the provisions of Sections 1.3(a)(i) and (ii) and Section 1.3(b) hereof shall apply to such registration. If the registration is for an underwritten offering, the provisions of Sections 1.3(c) and 1.3(d) hereof shall apply to such registration.

1.7  Registration Procedures.    In the case of each registration effected by the Company pursuant to Section 1 hereof, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its best efforts to:

(a)  Keep such registration effective for a period of one hundred twenty (120) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such one hundred twenty (120) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 145, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (A) includes any prospectus required by section 10(a)(3) of the Securities Act or (B) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (A) and (B) above to be contained in periodic reports filed pursuant to section 13 or 15(d) of the Exchange Act in the registration statement;

(b)  Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c)  Furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d)  Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

(e)  Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(f)  Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g)  Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of section 11(a) of the Securities Act; and

(h)  In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 1.3 hereof, the Company will enter into an underwriting agreement reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains customary underwriting provisions and provided further that if the underwriter so requests the underwriting agreement will contain customary contribution provisions.

1.8  Indemnification.

(a)  The Company will indemnify each Holder, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 1 or Section 2.6 hereof, and each underwriter, if any, and each person who controls within the meaning of section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance, and will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent has not been unreasonably withheld).

(b)  Each Holder will, if Registrable Securities held by him are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of section 15 of the Securities Act, each other such Holder and Other Stockholder, and each of their officers, directors, and partners, and each person controlling such Holder or Other Stockholder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, Other Stockholders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld) and provided further that the obligations of such Holders hereunder shall be limited to an amount equal to the net proceeds after expenses and commissions to each such Holder of Registrable Securities sold as contemplated herein.

(c)  Each party entitled to indemnification under this Section 1.8 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, however, that an Indemnified Party shall have the right to retain its own counsel, with fees and expenses to be paid by the Indemnifying Party if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interest between such Indemnifying Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)  If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided that the obligations of each Holder hereunder shall be limited to an amount equal to the gross proceeds before expenses and commissions to each Holder of Registrable Securities sold as contemplated hereby.

(e) The obligations of the Company and Holders under this Section 1.8 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement.

1.9  Information by Holder.    Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 1 or in Section 2.6 hereof.

1.10  Limitations on Registration of Issues of Securities.    From and after the date of this Agreement, the Company shall not, without the prior written consent of a majority in interest of the Holders, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are more favorable than the registration rights granted to the Holders hereunder.

1.11  Rule 144 Reporting.    With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its best efforts to:

(a)  Make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)  File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c)  So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

1.12  Transfer or Assignment of Registration Rights.    The rights to cause the Company to register securities granted to a Holder by the Company under this Section 1 may be transferred or assigned by a Holder only to a transferee or assignee of not less than 75,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like)(or at least $5,000,000 worth of Notes issued pursuant to the Note Purchase Agreement), provided that the Company is given written notice at the time of or within a reasonable time after such transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, and, provided further, that the transferee or assignee of such rights assumes the obligations of such Holder under this Section 1.

1.13  “Market Stand-Off” Agreement.    If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, a Holder shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the initial registration statement of the Company filed under the Securities Act; provided however the provisions of this Section 1.13 shall only apply if all officers and directors of the Company and each stockholder holding more than three percent (3%) of the shares of the Company are similarly bound.

Notwithstanding the foregoing, in the event that the Company agrees to release any of the Registrable Securities from this Section 1.13, all Registrable Securities shall be released from this Section 1.13 on a pro rata basis (based upon the number of shares of Registrable Securities held by all of the Holders).

The provisions of this Section 1.13 shall not apply to shares of the Company’s Common Stock purchased by the Investors through the initial public offering of the Company’s Common Stock or purchased by the Investors in the public market after completion of the initial public offering.

Notwithstanding anything herein to the contrary, the provisions of this Section 1.13 shall not be amended or supplemented without the written consent of (i) Seligman New Technologies Fund II, Inc. and (ii) the funds managed by Crosslink Capital which are signatories to this Agreement.

The obligations described in this Section 1.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period.

1.14  Allocation of Registration Opportunities.    In any circumstance in which all of the Registrable Securities and other shares of Common Stock of the Company (including shares of Common Stock issued or issuable upon conversion of shares of any currently unissued series of Preferred Stock of the Company) with registration rights (the “Other Shares”) requested to be included in a registration on behalf of the Holders or other selling stockholders cannot be so included as a result of limitations of the aggregate number of shares of Registrable Securities and Other Shares that may be so included, the number of shares of Registrable Securities and Other Shares that may be so included shall be allocated among the Holders and other selling stockholders requesting inclusion of shares pro rata on the basis of the number of shares of Registrable Securities and Other Shares that would be held by such Holders and other selling stockholders, assuming conversion; provided, however, so that such allocation shall not operate to reduce the aggregate number of Registrable Securities and Other Shares to be included in such registration, if any Holder or other selling stockholder does not request inclusion of the maximum number of shares of Registrable Securities and Other Shares allocated to him pursuant to the above-described procedure, the remaining portion of his allocation shall be reallocated among those requesting Holders and other selling stockholders whose allocations did not satisfy their requests pro rata on the basis of the number of shares of Registrable Securities and Other Shares which would be held by such Holders and other selling stockholders, assuming conversion, and this procedure shall be repeated until all of the shares of Registrable Securities and Other Shares which may be included in the registration on behalf of the Holders and other selling stockholders have been so allocated. Notwithstanding anything herein to the contrary, (a) the Company shall not, without the written consent of the Holders of a majority of the Registrable Securities, limit the number of Registrable Securities to be included in a registration pursuant to this Agreement in order to include shares held by stockholders with no registration rights or to include founder’s stock or any other shares of stock (other than the Shares) issued to employees, officers, directors or consultants pursuant to any stock option plan adopted by the Company or, with respect to registrations under Section 1.3 and Section 1.6 hereof, in order to include in such registration securities registered for the Company’s own account, and (b) the aggregate number of Other Shares includable in the allocation provisions of this Section 1.14 shall not exceed 820,000 without the consent of the holders of a majority of the Registrable Securities .

1.15  Delay of Registration.    No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.16  Termination of Registration Rights.    The right of any Holder to request registration or inclusion in any registration pursuant to Section 1.3, 1.4, 1.6 or 2.6 hereof shall terminate upon the expiration of five (5) years after the closing of the first registered public offering of Common Stock of the Company.

1.17  No Rights Under this Section Conferred Upon Holder of Series F Preferred Stock.    Notwithstanding anything herein to the contrary, the Holders of Series F Preferred Stock have no registration or other rights under this Section 1, and nothing in this Section 1 shall be construed to confer any rights upon the Holders of Series F Preferred Stock in their capacity as such.

SECTION 2

RIGHT OF FIRST OFFER

2.1  Qualified Holders.    The Company hereby grants to each Qualified Holder (as defined in this Section 2) a right of first offer with respect to future sales of New Securities (as defined in this Section 2) by the Company. For purposes of this Agreement, a “QualifiedHolder” shall mean any Investor who holds at least 75,000 shares of Series A Preferred Stock and/or Series B Preferred Stock and/or Series C Preferred Stock and/or Series D Preferred Stock and/or Series F-1 Preferred Stock and/or Series F-2 Preferred Stock and/or Common Stock (appropriately adjusted for recapitalization, stock splits and the like) and/or at least $5,000,000 worth of Notes issued pursuant to the Note Purchase Agreement; provided, however, that no person or entity shall be deemed a Qualified Holder for purposes of this Section 2 unless the

Company’s sale of New Securities to such person or entity would be exempt from the registration and qualification requirements of applicable securities laws.

2.2  New Securities.    Except as set forth below, “New Securities” shall mean any shares of capital stock of the Company, including Common Stock and any series of preferred stock, whether now authorized or not, and rights, options or warrants to purchase said shares of Common Stock or preferred stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for said shares of Common Stock or preferred stock. Notwithstanding the foregoing, “New Securities” does not include (a) convertible debt securities or warrants and capital stock of the Company issuable upon conversion of the convertible notes or exercise of warrants (or conversion of any stock so obtained) purchased or received pursuant to the Note Purchase Agreement, (b) capital stock of the Company issuable pursuant to any rights, agreements or convertible securities, including but not limited to Common Stock, preferred stock, options or warrants, issued by the Company in connection with a financing transaction which closes within six (6) months from the date of this Agreement which is approved by the Board of Directors of the Company, (c) the Registrable Securities, (d) Common Stock offered to the public generally pursuant to a registration statement under the Securities Act in connection with the Company’s initial public offering, (e) securities issued (i) pursuant to the acquisition of another corporation or other business entity by the Company by merger, purchase of all or substantially all of the assets or other reorganization whereby the Company or its stockholders own more than fifty percent (50%) of the voting power of the surviving or successor corporation or entity, provided such acquisition is approved by the Board of Directors of the Company, or (ii) to any current or proposed vendors or customers of or service providers to the Company, or any unaffiliated entities in connection with corporate partnering or other business arrangements not issued for the primary purpose of obtaining equity financing for the Company, in each case approved by the Board of Directors of the Company, (f) Common Stock or Preferred Stock or related options, warrants or other rights to purchase such Common Stock or Preferred Stock issued to employees, officers and directors of, and consultants to, the Company, pursuant to arrangements approved by the Board of Directors of the Company, (g) stock issued pursuant to any rights, agreements or convertible securities, including without limitation options and warrants, that were outstanding on or before the date of this Agreement, (h) stock issued in connection with any stock split, stock dividend or recapitalization by the Company, or (i) warrants to acquire capital stock of the Company issued to a financial institution or equipment lessor in connection with a loan to the Company or equipment lease by the Company, in each case approved by the Board of Directors of the Company.

2.3  Exercise of First Offer Right.    In the event the Company proposes to undertake an issuance of New Securities, it shall give each Qualified Holder written notice of its intention, describing the amount and type of New Securities, and the price and terms upon which the Company proposes to issue the same. Each Qualified Holder shall have fifteen (15) days from the date it is deemed to have received any such notice to agree to purchase up to its respective Pro Rata Share (as defined below) of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. A Qualified Holder’s “Pro Rata Share” of New Securities, for purposes of this right of first offer, is the ratio that (a) the sum of the number of shares of Common Stock then held by such Qualified Holder and the number of shares of Registrable Securities issuable upon conversion of the Shares (which, for purposes of this Section 2.3 only, shall be deemed to include the shares of Series F Preferred Stock) then held by such Qualified Holder bears to (b) the sum of the total number of shares of Common Stock then held by all stockholders of the Company (assuming for clauses (a) and (b) above the conversion of any outstanding preferred stock or other convertible securities, the exercise of any options, warrants or other exercisable securities outstanding or reserved for issuance on the date of this Agreement and the conversion of the then outstanding principal and accrued interest of the Notes issued pursuant to the Note Purchase Agreement into shares of stock issued in the financing at the purchase price per share of the stock to be sold in the financing).

2.4  Completion of Sale.    In the event all of the New Securities are not elected to be purchased by Qualified Holders pursuant to Section 2.3 above, the Company shall have ninety (90) days thereafter to sell the New Securities not elected to be purchased by Qualified Holders at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company’s notice. In the event the Company has not sold the New Securities within said ninety (90) day period, the Company shall not thereafter issue or sell any New Securities without first offering such securities in the manner provided above.

2.5  Termination of Right of First Offer.    The rights of first offer granted under Section 2 of this Agreement shall expire and terminate upon, and shall not be applicable to, the first sale of Common Stock to the public effected pursuant to a registration statement filed with, and declared effective by, the Commission under the Securities Act, which registration would trigger an automatic conversion of the Preferred Stock into Common Stock pursuant to the Company’s Amended and Restated Certificate of Incorporation.

SECTION 3

COVENANTS OF THE COMPANY

3.1   Basic Financial Information.    The Company will furnish the following reports to each Qualified Holder, as defined in Section 2.1 above:

(a)  As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited by independent public accountants of recognized national standing selected by the Company.

(b)  As soon as practicable after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and consolidated statements of income and cash flows of the Company and its subsidiaries for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company’s operating plan then in effect and approved by its Board of Directors, sub-

ject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Company, except that such financial statements need not contain the notes required by generally accepted accounting principles.

(c) From the date the Company becomes subject to the reporting requirements of the Exchange Act (which shall include any successor federal statute), and in lieu of the financial information required pursuant to Sections 3.1(a) and (b) hereof, copies of its annual reports on Form 10-K and its quarterly reports on Form 10-Q, respectively.

(d) As soon as practical after the end of each month and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company as at the end of such month and consolidated statements of income and cash flows of the Company for each month and for the current fiscal year of the Company to date, all subject to normal year-end audit adjustments, certified by the principal financial or accounting officer of the Company.

(e) Annually (and in any event no later than ten (10) days after adoption by the Board of Directors of the Company) the financial plan of the Company, in such manner and form as approved by the Board of Directors of the Company, which financial plan shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year.

3.2  Inspection Rights.    Each Qualified Holder shall have the right to visit and inspect any of the books and records and other properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a Qualified Holder that is a competitor of the Company or with respect to information which the Company reasonably believes to be confidential and should not, therefore, be disclosed.

3.3  Reservation of Common Stock.    The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

3.4  Stock Vesting.    Unless otherwise approved by the Board of Directors, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company, and (b) seventy-five percent (75%) of such stock shall vest monthly over the remaining three (3) years. With respect to any shares of stock purchased by any such person, the Company’s repurchase option shall provide that upon such person’s termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) shall have the option to purchase at cost any unvested shares of stock held by such person.

3.5  Proprietary Information and Inventions Agreement.    The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement in the form attached to the Purchase Agreement.

3.6  Directors’ Liability and Indemnification.    The Company’s Certificate of Incorporation and Bylaws shall provide (a) for elimination of the liability of director to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law.

3.7  No Remuneration for Waivers.    The Company shall not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Investor of the Company as consideration for or as an inducement to the entering into by any Investor of the Company of any waiver or amendment of any of the terms and provisions of this Agreement, which affects the rights of any Investor as an investor, unless such remuneration is concurrently paid, on the same terms, ratably to all other Investors whether or not they grant such waiver or agree to such amendment.

SECTION 4

MISCELLANEOUS

4.1  Governing Law.    This Agreement shall be governed in all respects by the laws of the State of California, without regard to conflicts of laws principles, as if entered into by and between California residents exclusively for performance entirely within California.

4.2  Successors and Assigns.    Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

4.3  Entire Agreement; Amendment; Waiver.    This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and the holders of a majority of the Registrable Securities, and any such amendment, waiver, discharge or termination shall be binding on all the Investors, but in no event shall the obligation of any Investor hereunder be materially increased, except upon the written consent of such Investor. This Agreement amends, restates and supersedes in its entirety the terms and conditions of the Prior Agreement, and the Prior Agreement shall be of no further force or effect. Each Holder, by its execution of this Agreement, hereby waives and consents to the waiver, both prospectively and retrospectively, of any right under Section 2.2 hereof held by Qualified Holders to participate in, or receive notice of, the sale of the Company’s securities pursuant to the Note Purchase Agreement.

4.4  Notices, etc.    All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by United States first-class mail, postage prepaid, or delivered personally by hand or nationally recognized courier addressed (a) if to an Investor or Holder, as indicated on the signature pages hereto, or at such other address as such holder or permitted assignee shall have furnished to the Company in writing, or (b) if to the

Company, at 2 Results Way, Cupertino, CA 95041, or at such other address as the Company shall have furnished to each holder in writing. All such notices and other written communications shall be effective (i) if mailed, five (5) days after mailing and (ii) if delivered, upon delivery.

4.5  Delays or Omissions.    No delay or omission to exercise any right, power or remedy accruing to any Holder or Investor, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such Holder or Investor nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder or Investor of any breach or default under this Agreement, or any waiver on the part of any Holder or Investor of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Holder or Investor shall be cumulative and not alternative.

4.6  Rights; Separability.    Unless otherwise expressly provided herein, an Investor’s rights hereunder are several rights, not rights jointly held with any of the other Investors. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.7  Information Confidential.    Each Investor acknowledges that the information received by them pursuant hereto may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Investor is required to disclose such information by a governmental body.

4.8  Titles and Subtitles.    The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

4.9  Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

4.10  Subsequent Closings.    In the event that the Company shall conduct subsequent sales of notes and warrants pursuant to and in accordance with the terms of the Note Purchase Agreement, any holder of such notes and warrants shall be deemed an Investor with all of the rights of an Investor under this Agreement; provided that as a condition thereto such Investor and the Company shall sign a counterpart signature page to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

MAGMA DESIGN AUTOMATION, INC.

By	/s/ ROY E. JEWELL
Roy Jewell President

[Counterpart Signature Pages Follow]

SIGNATURE PAGE TO
AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT
DATED AS OF JULY             , 2001
BY AND AMONG
MAGMA DESIGN AUTOMATION, INC.
AND EACH INVESTOR NAMED THEREIN

The undersigned hereby executes and delivers the Magma Design Automation, Inc. Amended and Restated Investors’ Rights Agreement (the “Agreement”) to which this Signature Page is attached effective as of the date of the Agreement, which Agreement and Signature Page, together with all counterparts of such Agreement and signature pages of the other Investors named in such Agreement, shall constitute one and the same document in accordance with the terms of such Agreement.

[Print Name of Holder]

By:
Signature

Address

MAGMA DESIGN AUTOMATION, INC.

LIST OF INVESTORS WHO EXECUTED AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT AS OF JULY 31, 2001

1998 Wadhavan Family Trust
Aezed S. Raza
Alliance Ventures I, L.P.
Altos Creek Ventures, LLC
Anand Sheel
Andreas Bechtolsheim
Andrew T. Yang
Aronson Family Trust
Arun Kumar Pabby
Ashok Kapur
AWF Ventures, LLC
CAS Partners
Chandra Joshi
Charles Brodnax
Chester Silvestri
Choon Kyung Kim
Cisco Systems
Clady International
CMEA Ventures II, L.P.
Crosslink Crossover Fund III, L.P.
Crosslink Offshore Omega Ventures III
Crosslink Omega Ventures IV, L.P.
Crystalynn Jacobson
D&B Venture Management, LLC
Danny Biran
David and Angella Nazarian Family Trust
David Fuchs
Dinesh and Usha Gupta
DRW Investors, LLC
Earl Cohen
EDMC
EE Solutions, Inc.
Eugene F. Hovanec
Francis Chang
GGEP Coinvestment Partners, LLC
Geetha Madhavan as trustee of the Geetha Madhavan 2001 Grantor Retained Annuity Trust
Goel Family Partnership
Hemant K. Jain and Ashima Jain
Intel Corporation
Jeffrey Harrell
Jeffrey Preefer

Jorge del Calvo
Ju-Kyung Cho
Kannan Ayyar
Karen Vahtra
Kim Hailey
Kuldip K. Chexal and Josephine Chexal
Laxmi and Rashmi Rastogi
LSI Logic Corporation
Marina H. Park
NEC Corporation
New Enterprise Associates 9, LP
New Enterprise Associates VII, LP
North America Venture Fund II, LP
Oswal Trust Formed on November 23, 1998
Pankaj Gupta
PJ&K Investments Corp.
PM&S Venture Fund II, LLC
PM&S Venture Fund III, LLC
Prabhu Goel
R. James Fulton
R.M.L. Limited
Rajeev Madhavan
Rajeev and Geetha Madhavan Living Trust
Rajeev Madhavan & Geetha Madhavan, Trustees, Madhavan Living Trust UAD 10/29/98
Rajeev Madhavan as trustee of the Rajeev Madhavan 2001 Grantor Retained Annuity Trust
Rajesh H. Parekh and Daksha R. Parekh, Trustees of the Parekh Family Trust U/D/T dated October 14, 1991
Rajesh Parekh
Rajvir and Swadesh Singh
Ram Paul Gupta
Ravinder S. Sethi
Raza Venture Fund A, LP
Redwood Management III, LP
Redwood Management IV, LP
Redwood Ventures III, LP
Redwood Ventures IV, LP
Rita H. Connolly
Robert Valli
Roop Jain
RTI Trading
S. Atiq Raza, Custodian for Nadia N. Raza CA UGTMA
Saiyed Atiq Raza
Saiyed Atiq Raza and Noreen Tirmizi Raza, Trustees of the N&A Raza Revocable Trust UAD 3/22/97
SAN Management II, LLC
Satya Pal Kalra

Scott A. Hamm
Seligman New Technologies Fund II, Inc.
Sunil Sanghavi
Swadesh and Raj Business Management, LLC
Swadesh Family Trust
Technology Innovators Fund, a Series of Firsthand Funds
The Randall Living Trust
Tomasetta Family Partnership, LP
TSC Capital, Inc.
TSC Investment Advisors, Inc.
Venktesh Narayan Shukla and Abha Shukla, Trustees of the Shukla Revocable Trust UAD 11/23/98
Vignos Family Partnership, LP
Vinod Dham
Virtual Technical Services, Inc. Money Purchase Plan
Vitesse Venture Fund
William R. Salvagno, Jr.
Wilmington Securities, Inc.
Yagyensh C. Pati
Yatin Mody